December 12, 2008	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. RECEIVES $7 MILLION OF

NEW CAPITAL UNDER U.S. DEPARTMENT OF TREASURY’S

TARP CAPITAL PURCHASE PROGRAM

PITTSBURGH, Pennsylvania, December 12, 2008 — Fidelity Bancorp, Inc. (NASDAQ Global Market: FSBI) (the “Company”) today announced that it sold $7 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. This represents approximately 1.5% of the Company’s risk-weighted assets as of September 30, 2008. In connection with the investment, the Company also issued a warrant to the Treasury which permits the Treasury to purchase up to 121,387 shares of its common stock at an exercise price of $8.65 per share.

“We are very pleased to participate in the TARP Capital Purchase Program which is designed to provide additional capital to healthy, well managed financial institutions,” said Richard G. Spencer, President and CEO of the Company. “This investment will further strengthen our capital position, increase our ability to finance attractive lending opportunities, and enable the Company to provide additional support for economic growth in our local markets.”

The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

A summary of the TARP Capital Purchase Program, including the terms of the preferred stock and warrant to be issued by the Company, can be found on the Treasury Department’s website atwww.treas.gov/initiatives/eesa.

The following table indicates the effect of the U.S. Department of Treasury’s $7 million investment on the Company’s and the Bank’s capital ratios:

As of September 30, 2008
	Actual	Regulatory Threshold For Well Capitalized	Pro-Forma Ratios After TARP Capital Infusion
Fidelity Bancorp, Inc: Tier 1 Leverage Tier 1 Risk-Based Ratio Total Risk-Based Ratio	7.3% 10.7% 11.4%	5.0% 6.0% 10.0%	8.2% 12.2% 12.9%
Fidelity Bank, PaSB: Tier 1 Leverage Tier 1 Risk-Based Ratio Total Risk-Based-Ratio	6.5% 9.7% 10.4%	5.0% 6.0% 10.0%	7.5% 11.1% 11.8%

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.